Exhibit 10.03

PERFORMANCE SHARE AGREEMENT

This Performance Share Agreement (the “Agreement”), by and between Valero Energy Corporation, a Delaware corporation (“Valero”), and________________, a participant (the “Participant”) in Valero’s 2020 Omnibus Stock Incentive Plan (as may be amended, the “Plan”), is entered into pursuant to and subject to the provisions of the Plan, to set forth the terms and conditions of the award of Performance Shares granted to Participant as of February 23, 2023. The terms “Committee” and “Compensation Committee” in this Agreement refer to the Board’s Human Resources and Compensation Committee.

1.Grant of Performance Shares. Valero grants to Participant_______Performance Shares pursuant to Section 6.7 of the Plan. The Performance Shares represent rights to receive shares of Common Stock of Valero, subject to the terms and conditions of this Agreement and the Plan.

2.Vesting and Delivery of Shares.
A.Vesting. The Performance Shares granted hereunder shall vest over a period of three years in equal, one-third increments with the first increment vesting on the date of the regularly scheduled meeting of the Board’s Compensation Committee in January 2024, and the second and third increments vesting on the Committee’s meeting dates in January 2025 and January 2026, respectively (each of these vesting dates is referred to as a “Normal Vesting Date”); any shares of Common Stock to be issued in connection with such vesting are subject to the Compensation Committee’s verification of attainment of the Performance Goals described in Section 4 below. If the Committee is unable to meet in January of a given year, then the Normal Vesting Date for that year will be a date not later than two-and-one-half months following the end of the year as selected by the Compensation Committee.
B.Rights. Until shares of Common Stock are actually issued to Participant (or his or her estate) in settlement of the Performance Shares, neither Participant nor any person claiming by, through or under Participant shall have any rights as a stockholder of Valero (including, without limitation, voting rights or any right to receive dividends or other distributions except as expressly provided in this Agreement) with respect to such shares.
C.Distribution. Any shares of Common Stock to be distributed under the terms of this Agreement shall be distributed as soon as administratively practicable after Performance Goals described in Section 4 below have been verified by the Compensation Committee, but not later than two-and-one-half months following the end of the year in which such verification occurred.

3.Performance Period. Except as provided below with respect to a Change of Control (as defined in the Plan), the “Performance Period” for any Performance Shares eligible to vest on any Normal Vesting Date shall be as follows:
A.First Segment. The Performance Period for the first one-third vesting of Performance Shares (those vesting on the Normal Vesting Date in January 2024) shall be the calendar year ending on December 31, 2023.
B.Second Segment. The Performance Period for the second one-third vesting of Performance Shares (those vesting on the Normal Vesting Date in January 2025) shall be the two calendar years ending December 31, 2024.

C.Third Segment. The Performance Period for the final one-third vesting of Performance Shares (those vesting on the Normal Vesting Date in January 2026) shall be the three calendar years ending December 31, 2025.
4.Performance Goals. On each Normal Vesting Date, Valero’s performance will be measured against Valero’s total shareholder return (“TSR”) compared to its peers. Following the determination of Valero’s ranking with respect to TSR, the payout percentage (described below) will be subject to an increase or decrease based on Valero’s performance against the Energy Transition measures described below.
A.Total Shareholder Return (TSR).
(i)TSR will be compiled for a peer group of companies approved by the Compensation Committee (the “Target Group”) for the Performance Period immediately preceding each Normal Vesting Date. TSR for each such company is measured by dividing (A) the sum of (i) the dividends on the common stock of such company during the Performance Period, assuming dividend reinvestment, and (ii) the difference between the average closing price of a share of such company’s common stock for the 15 trading days ending December 31 at the end of the Performance Period and the average closing price of such shares for the 15 trading days ending December 31 immediately prior to the beginning of the Performance Period (appropriately adjusted for any stock dividend, stock split, spin-off, merger or other similar corporate events), by (B) the average closing price of a share of such company’s common stock for the 15 trading days ending December 31 immediately prior to the beginning of the Performance Period.
(ii)For each Performance Period, the TSR for Valero and each company in the Target Group shall be arranged by rank from highest performer to lowest performer according to the TSR achieved by each company. Shares of Common Stock will be awarded to Participant in accordance with Valero’s percentile ranking within the Target Group. The number of shares of Common Stock, if any, that Participant will be entitled to receive in settlement of the vested Performance Shares will be determined on each Normal Vesting Date, and subject to the provisions of the Plan and this Agreement, on such Normal Vesting Date, the vesting Performance Shares will be awarded as shares of Common Stock to the Participant per the payout percentages listed below when Valero’s TSR during the Performance Period falls within the following percentiles (“Percentiles”):

Ranking	Percentile	Payout
1	100.0%	200.0%
2	90.9%	200.0%
3	81.8%	175.0%
4	72.7%	150.0%
5	63.6%	125.0%
6	54.5%	100.0%
7	45.5%	85.0%
8	36.4%	65.0%
9	27.3%	45.0%
10	18.2%	25.0%
11	9.1%	0.0%
12	0.0%	0.0%
(iii)Notwithstanding anything in this Agreement to the contrary, in the event Valero’s TSR over the Performance Period is negative, then the total payout with respect to such Performance Period, inclusive of any modification under Section 4.B., will be capped at target (100%).
B.Energy Transition performance measure. After Valero’s TSR performance has been determined, the resulting payout percentage score will be subject to an increase or decrease of up to 25 percentage points, hereafter referred to as the “Energy Transition performance measure.”
(i)The Energy Transition performance measure has two equally weighted components (12.5 percentage points each): (1) Valero’s annual progress versus a target in achieving Valero’s publicly announced greenhouse gas emissions reduction/displacement target(s), and (2) the percentage of Valero’s growth capital expenditures deployed for low-carbon initiatives versus a target. All such targets shall be approved annually by the Committee.
(ii)If Valero meets or exceeds the targets for each of the Energy Transition performance components, Valero’s TSR score will be increased by 25 percentage points (e.g., a TSR score of 125% would be increased by 25 points to 150%), subject at all times to a maximum payout cap of 200% and the negative TSR cap discussed in Section 4.A.(iii) above. If, however, Valero does not meet the targets for each of the Energy Transition performance components, then Valero’s TSR score will be reduced by 25 percentage points (e.g., a TSR score of 125% would be reduced by 25 points to 100%). Meeting the target for one of the Energy Transition performance components but not the other results in a modifier of zero, and therefore does not alter the TSR score. Notwithstanding the foregoing, the Committee may provide with respect to the annual target for either component that performance must exceed the target in order for such target to be deemed met, and if performance equals the target, then no adjustment will be made to Valero’s TSR score for such component either up or down; performance below the target would still result in a reduction of points for such component as described above.

C.Example of Vesting and Payout. Assume that 12,000 Performance Shares are vesting on a Normal Vesting Date. Assume the following for Valero’s performance:
•TSR achievement at 72.7th percentile (150% payout).
•Energy Transition assessment results in Valero meeting each metric’s target (+25 percentage points).
Calculation of shares of Common Stock to be awarded for Valero performance:
•150% (TSR) plus 25% points (Energy Transition) = 175%
•175% x 12,000 performance shares = 21,000 shares of Common Stock

D.Unearned Shares. Any Performance Shares not awarded as shares of Common Stock on a Normal Vesting Date will expire and be forfeited; such Performance Shares may not be carried forward for any additional Performance Period.

5.Dividend Equivalent Award. In addition to the Performance Shares granted in Section 1, the Participant is granted a Dividend Equivalent Award payable in shares of Common Stock, as provided herein. On each Normal Vesting Date (or Trigger Date, defined below), the amount of dividends paid to holders of Common Stock during the applicable Performance Period shall be determined with respect to the Participant’s Performance Shares that are vesting on that Normal Vesting Date — calculated as if the Performance Shares were outstanding shares of Common Stock (the resulting value being hereafter referred to as the “Target Dividend Equivalent Value” or “TDEV”). The TDEV is equal to (a) the number of Performance Shares vesting, times (b) the amount of accumulated dividends per share during the Performance Period.
The number of shares of Common Stock payable to Participant with respect to the Dividend Equivalent Award is equal to (1) divided by (2), where:
(1) is equal to:
(a) TDEV times (b) the TSR percentage payout plus or minus any Energy Transition measure adjustment; and
(2) is equal to the Fair Market Value per share of Common Stock on the vesting date.
Such shares of Common Stock shall be distributed to Participant contemporaneously with the distribution of the shares of Common Stock issued pursuant to Section 4. See Exhibit A for an example of this calculation.

6.Termination of Employment.
A.Voluntary Termination, Termination for “Cause,” and Early Retirement. If Participant’s employment is
(i)voluntarily terminated by the Participant (other than through retirement at age 60+, death or disability), including termination in connection with Participant’s voluntary early retirement (i.e., prior to age 60),
(ii)terminated by Valero for “cause” (as defined pursuant to the Plan), then those Performance Shares that are outstanding and have not vested as of the effective date of termination shall thereupon be forfeited.
B.Retirement. If a Participant’s employment is terminated through his or her retirement when the Participant is age 60 or older, then any Performance Shares that (i) have not theretofore vested or been forfeited, and (ii) were granted at least one year prior to the Participant’s effective date of retirement, shall continue to remain outstanding and shall vest on the Normal Vesting Dates according to their original vesting schedule.
But any outstanding Performance Shares that were granted within one year of such Participant’s effective date of retirement shall be prorated based on the number of months worked from the date of grant to the Participant’s retirement date (rounding upward), and the prorated number of Performance Shares shall thereafter vest on the Normal Vesting Dates according to their original vesting schedule, and shall be distributed at the time(s) provided for under Section 2.C. above. Example:
•9,780 Performance Shares granted on February 23, 2023,
•Participant retires at age 60+ effective July 31, 2023,
•working period is calculated as 6 months (5 full months plus partial month rounding upward to 6 months),
•original grant is adjusted by 6/12ths (50%) resulting in 4,890 Performance Shares to vest according to their original vesting schedule.

C.Death, Disability, Involuntary Termination Other Than for “Cause,” and Change of Control. If a Participant’s employment is terminated (i) through death or disability, or (ii) by Valero other than for cause (as determined pursuant to the Plan), or (iii) as a result of a Change of Control (as described in the Plan) (each of the foregoing is hereafter referred to as a “Trigger Date”), then each Performance Period with respect to any Performance Shares that have not vested or been forfeited shall be terminated effective as of such Trigger Date. The (i) TSR for Valero and for each company in the Target Group and (ii) the Energy Transition performance measures shall be determined for each such shortened Performance Period and the percentage of Performance Shares to be awarded as shares of Common Stock for each such shortened Performance Period shall be determined in accordance with Section 4 and Section 5 and shall be distributed as soon as administratively practicable thereafter, and in any event within 90 days following such termination of employment.
(i)For purposes of determining the number of Performance Shares to be received as of any Trigger Date, the Target Group as most recently determined by the Compensation Committee prior to the Trigger Date shall be used.
(ii)If the Trigger Date is the result of a Change of Control, then the number of shares of Common Stock to be awarded to the Participant shall be prorated commensurate with the length of service of the Participant during each Performance Period. See Exhibit B for an example of this calculation.

7.Cash Payment Election. Effective on any Normal Vesting Date (or Trigger Date under Section 6.C.), the Participant (or the Participant’s estate under Section 6.C) may elect to receive up to 50% of the after-tax value of the aggregate number of shares of Common Stock earned on such Normal Vesting Date (or Trigger Date) in cash, with the remainder paid in shares of Common Stock. Example:
•following the calculation of Valero’s performance for the two-year performance period ending December 31, 2024, it is determined that the Participant is entitled to receive 8,000 shares of Common Stock on the Normal Vesting Date occurring in January 2025 (the “2025 Normal Vesting Date”),
•assume that the 8,000 shares have an aggregate tax value of $600,000 (8,000 shares times an assumed $75 FMV per share on the 2025 Normal Vesting Date), and the Participant has made a tax withholding election of 39.6%,

•the after-tax value of the 8,000 shares of Common Stock awarded on the 2025 Normal Vesting Date is $362,400 ($600,000 times 60.4%),
•the Participant may elect to receive up to $181,200 ($362,400 times 50%) in cash on the 2025 Normal Vesting Date.

8.Plan Incorporated by Reference. The Plan is incorporated into this Agreement by this reference and is made a part hereof for all purposes. Capitalized terms not otherwise defined in this Agreement shall have the meaning specified in the Plan.

9.No Assignment. This Agreement and the Participant’s interest in the Performance Shares granted by this Agreement are of a personal nature, and, except as expressly permitted under the Plan, Participant’s rights with respect thereto may not be sold, mortgaged, pledged, assigned, transferred, conveyed or disposed of in any manner by Participant, except by an executor or beneficiary pursuant to a will or pursuant to the laws of descent and distribution. Any such attempted sale, mortgage, pledge, assignment, transfer, conveyance or disposition is void, and Valero will not be bound thereby.

10.Integration. This Agreement constitutes the entire agreement of the parties relating to the transactions contemplated hereby, and supersedes all provisions and concepts contained in all prior contracts or agreements between the Participant and Valero, including that certain Change of Control Severance Agreement (“COC Agreement”) between Participant and Valero. For avoidance of doubt, Participant acknowledges that in the context of a Change of Control of Valero, the terms of this Agreement shall prevail over the terms of the COC Agreement with respect to the vesting of the Performance Shares granted under this Agreement.

11.Successors. This Agreement shall be binding upon any successors of Valero and upon the beneficiaries, legatees, heirs, administrators, executors, legal representatives, successors and permitted assigns of Participant.

12.Code Section 409A. This Agreement is intended to comply, and shall be administered consistently in all respects, with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and additional guidance promulgated thereunder to the extent applicable. Accordingly, Valero shall have the authority to take any action, or refrain from taking any action, with respect to this Agreement that is reasonably necessary to ensure compliance with Code Section 409A (provided that Valero shall choose the action that best preserves the value of payments and benefits provided to Participant under this Agreement that is consistent with Code Section 409A), and the parties agree that this Agreement shall be interpreted in a manner that is consistent with Code Section 409A. In furtherance, but not in limitation of the foregoing:
(a)in no event may Participant designate, directly or indirectly, the calendar year of any payment to be made hereunder;
(b)to the extent the Participant is a “specified employee” within the meaning of Code Section 409A, payments, if any, that constitute a “deferral of compensation” under Code Section 409A and that would otherwise become due during the first six months following Participant’s termination of employment shall be delayed and all such delayed payments shall be paid in full in the seventh month after such termination date, provided that the above delay shall not apply to any payment that is excepted from coverage by Code Section 409A, such as a payment covered by the short-term deferral exception described in Treasury Regulations Section 1.409A-1(b)(4);

(c)notwithstanding any other provision of this Agreement, a termination, resignation or retirement of Participant’s employment hereunder shall mean and be interpreted consistent with a “separation from service” within the meaning of Code Section 409A;
(d)terms defined in this section will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. Notwithstanding any other provision hereof, Valero makes no representations or warranties and will have no liability to Participant or any other person if any provision of or payment under this Agreement is determined to constitute deferred compensation subject to Section 409A but does not satisfy the conditions of Section 409A.

Executed effective as of the date first written above.

VALERO ENERGY CORPORATION

by:	/s/ Julia Rendon Reinhart
JULIA RENDON REINHART,
Senior Vice President & Chief Human
Resources Officer

, Participant

Exhibit A

Example of Potential Payout of Dividend Equivalent Award in Shares of Common Stock
(per Section 5 of the Agreement)

Assumptions and Calculations (for illustration purposes only):

1.Assume the Participant was granted 36,000 Performance Shares on February 23, 2023.
2.Assume the Normal Vesting Date for the second segment of these Performance Shares is January 24, 2025. On that date 12,000 Performance Shares (36,000 / 3 = 12,000) vest with respect to the two-year Performance Period ending December 31, 2024.
3.Assume the cumulative amount of dividends paid to holders of Common Stock during the eight quarters of the Performance Period is $7.52 per share.
4.The “Target Dividend Equivalent Value” (“TDEV”) is $90,240 (12,000 Performance Shares vesting, multiplied by $7.52 accumulated dividends per share).
5.Valero’s TSR ranking for the Performance Period is determined (per Section 4.A) to generate a payout of 150%.
6.Valero’s Energy Transition performance is determined (per Section 4.B.) to generate an increase to the payout of 25 percentage points to a total payout percentage of 175%.
7.The Fair Market Value per share of Common Stock on the vesting date is $75.00.
8.Based on the foregoing, the number of shares of Common Stock earned by the Participant for the Dividend Equivalent Award is 2,106 shares (rounded up from 2,105.6). The calculation is illustrated below as (1) divided by (2), where:
(1) is $157,920, calculated as $90,240 (TDEV) times 175% (150% TSR score + 25% Energy Transition performance adjustment); and
(2) is $75.00, the Fair Market Value per share of Common Stock on the vesting date.

Exhibit A

Exhibit B
Example of Potential Payout in a Change of Control Context
(per Section 6.C.(ii) of the Agreement)

Assumptions and Calculations (for illustration purposes only):

1.Assume the Participant was granted 36,000 Performance Shares on February 23, 2023.
2.Assume Participant’s employment is terminated on June 30, 2023 as a result of a Change of Control.
3.Per Section 6.C. of the Agreement, all Performance Periods for all segments (First Segment, Second Segment, Third Segment (See Section 3)) are shortened to end on June 30, 2023.
4.Valero’s TSR ranking for each shortened Performance Period is determined to generate a payout of 150%.
5.Valero’s Energy Transition performance for each shortened Performance Period is determined to generate an adjustment of an increase of 25 percentage points for a total payout of 175%.
6.Assume the cumulative amount of dividends paid to holders of Common Stock during the 6-month shortened Performance Period is $1.96 per share. Therefore, the “Target Dividend Equivalent Value” (“TDEV”) is $70,560 (36,000 Performance Shares vesting, multiplied by $1.96 accumulated dividends per share).
7.Based on the foregoing, the number of shares of Common Stock earned by the Participant for the Dividend Equivalent Award is 1,647 shares (rounded up from 1,646.4). The calculation is illustrated below as (1) divided by (2), where:
(1) is $123,480, calculated as $70,560 (TDEV) times 175% (150% TSR score + 25% Energy Transition performance adjustment); and
(2) is $75.00, the assumed Fair Market Value per share of Common Stock on the vesting date.
8.Payout of common shares to the Participant is prorated based on the Participant’s length of service during the original Performance Periods.
First Segment calculation.
36,000 / 3 = 12,000 performance shares.
Calculation of shares of Common Stock to be awarded for Valero performance:
•12,000 x 175% payout = 21,000 common shares
Prorate for 6 months of service in the 12-month Performance Period.

21,000 common shares x 6/12 =	10,500 common shares
Second Segment calculation.
36,000 / 3 = 12,000 performance shares.
Calculation of shares of Common Stock to be awarded for Valero performance:
•12,000 x 175% payout = 21,000 common shares
Prorate for 6 months of service in the 24-month Performance Period.

21,000 common shares x 6/24 =	5,250 common shares
Third Segment calculation.
36,000 / 3 = 12,000 performance shares.
Calculation of shares of Common Stock to be awarded for Valero performance:
•12,000 x 175% payout = 21,000 common shares
Prorate for 6 months of service in the 36-month Performance Period.

21,000 common shares x 6/36 =	3,500 common shares

Add DEA shares	1,647 common shares
Total	20,897 common shares

Exhibit B